Press Release

KEPCO terminates MOU with Yellowcake

February 20, 2009, Vancouver. B.C.: Yellowcake Mining, Inc. (“YCKM”), reports that it has received notification from the Korea Electric Power Company (“KEPCO”) that due to a change in KEPCO’s long term corporate plans, KEPCO will not continue with the creation of a Joint Venture with YCKM for the exploration and development of YCKM’s Uravan-Beck project. Further, KEPCO has informed the Company that they will not continue with the various items as defined within the Memorandum of Understanding (“MOU”) signed in May 2008. Under the terms of the MOU, KEPCO had announced that it would invest up to $10 million into the Company’s Uravan-Beck property, through a combination of funding exploration/development costs as well as investing in YCKM’s common shares. Now, that investment will not occur.

Due to KEPCO ending its negotiations with the Company to invest through a private placement in YCKM’s common shares, the Company is currently in a cash flow position whereby it does not have sufficient cash on hand to continue its exploration program on the Uravan-Beck project at this time. Management intends to focus resources on ensuring the Company remains in good standing with its regulatory and reporting obligations and deadlines. The Company is in discussions with its major suppliers regarding payments due and has made presentations to potential investors. Management cautions that so long as the current world economy remains in a state of flux, obtaining sufficient funding to restart the exploration program in the current fiscal year is questionable.

On behalf of the Board of Directors

William J. Tafuri, Chairman

LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. Forward-looking statements address future events and conditions and therefore involve inherent risks and uncertainties. Forward looking statements in this press release include the Company will focus resources on meeting its regulatory obligations. Factors which may prevent this from occurring include opportunities that the Company does not currently foresee, or payments that must be made in management’s judgment that don’t leave sufficient resources, or to regulatory service providers with whom we cannot reach agreement. Readers are cautioned that any such statements are not guarantees of future performance and those actual developments or results may vary materially from those in these forward-looking statements.